Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

Jeff Stanlis, Investor Relations
Hayden IR.
(602) 476-1821
For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL THIRD QUARTER 2009 RESULTS

Company Reports $3 million or $(0.31) per share loss, consisting of $(0.04) from operations,
$(0.07) from impairment of patents, and $(0.20) from an allowance for tax assets.

IRVINE, CA, May 14, 2009 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for its third fiscal quarter, ending March 31, 2009.

Consolidated net sales for the fiscal third quarter of 2009 decreased 39% to $4.6 million compared to $7.6 million reported for the fiscal third quarter of 2008. A significant contributor to the decrease was an inventory build of a single product to a major medical customer during the third quarter of last fiscal year. These sales were not repeated in the third quarter of fiscal 2009 as the customer returned to a steadier, but lower shipping rate. The Company also experienced a substantial decrease in industrial motion control sales during the third quarter of 2009 as that industry, and specifically semiconductor equipment manufacturers, has been negatively impacted by the current economic climate. Aerospace sales were adversely affected by the timing of deliveries on certain contracts that had lower requirements in this quarter. In addition, the Company has been exiting the sale of low-profit, non-differentiated products throughout 2009.

Mark P. Murphy, the Company’s President and Chief Executive Officer, commented, “Operationally, we continue to be challenged by our top line.  Medical products remain flat over all three quarters of this year, but down from last year due to customers’ inventory fluctuations.  Motor sales had a soft quarter as we predicted.  Our most systemic challenge is the precipitous decline in our motion control product sales, driven primarily by the very sluggish semiconductor equipment market.  Given the historical length of these cycles, we are not counting on a rebound to previous motion control sales levels in the next quarter, although we are cautiously optimistic that spending patterns are at or near a bottom. We are doing everything possible to accelerate revenues in all three product lines and I’m encouraged that our backlog remains strong at $11.6 million as of March 31, 2009, up from $9.6 million a year earlier.”

Consolidated gross profit for the quarter ended March 31, 2009 decreased 50% from the same quarter in the previous year to $1.1 million, a 24% gross profit margin, compared to gross profit of $2.2 million or 29% gross profit margin last year. Gross profit margins were lower than the same quarter in the previous year due to lower volumes and an unfavorable sales mix that included fewer high margin industrial and medical products.  The negative effects of the unfavorable sales mix were partially offset by reduced warranty expense attributable to product improvements in the last six months, which reduced the rate of expected returns as well as the per unit repair cost.

Operational selling, general and administrative costs (excluding the impairment charge discussed below) declined due to cost saving measures implemented earlier this year. While the cost reductions were effective in shoring up the Company’s medical products profitability, they did not anticipate nor correct for the motion control product shipment declines.

The net loss for the third fiscal quarter 2009 was $3.0 million or $(0.31) per basic and diluted share (based on 9.7 million shares) compared to net income of $99,000 or $0.01 per share on a basic and diluted basis for the three months ended March 31, 2008 (based on 9.7 and 9.9 million shares, respectively).  Included in this quarter’s net loss were two non-recurring, non-cash charges:

•
A pre-tax charge of approximately $1.0 million for impairment of certain patents purchased in 2005. Management continues to investigate strategic options to sell, license, or form a joint venture surrounding this product with an entity that possesses a broader distribution channel.

•
An income tax charge of approximately $2.0 million related to a valuation allowance on previously accumulated tax benefits. The Company completed an analysis of its historical taxable earnings, which were decreased by the impairment charge above, and determined a requirement to reserve $2.0 million against this asset. This action does not eliminate any of the underlying value of the tax benefits.

Mr. Murphy commented on these two charges, “We decided to write-down the value of the patents based on a detailed analysis of several scenarios. We have stopped actively marketing this product and we are looking for a company with a direct dental distribution channel which might be interested in access to the technology through product purchases, licenses, acquisition, joint venture, or other means. Management remains committed to optimizing the value of this technology for its shareholders, and will continue to pursue any opportunity to accomplish that end.  The tax asset write-off was precipitated by the impairment charge, since that charge substantially reduced our historical taxable earnings.  While we believe that future profitability will eventually allow us to use these tax benefits, we do not have the historical evidence to support that position.”

Mr. Murphy continued, “These two charges are significant and are not taken lightly.  At the same time, it is important to keep in mind that they are non-cash, non-operating, and non-recurring charges that do not impact the company’s ability to generate either earnings or cash in the future.  Accordingly, it is the $(0.04) per share operating loss that has my greatest attention.  The other key metric is that we generated $896,000 in operating cash during the third quarter.  This, along with our strong backlog, communicates volumes about the Company’s underlying health and stability.”

The substantial loss reported by the Company has resulted in violations of certain covenants related to the line of credit issued by Wells Fargo Bank.  While the bank reviews the situation to gain a better understanding, it has issued a letter of forbearance concerning the violations and reduced the amount of available credit from $4 million to $1 million as of May 12, 2009.  The Wells covenant violations in turn create a violation of covenants under the Company’s Union Bank mortgage on the Carson City property.  Union has issued a waiver of such violations.

Mr. Murphy commented, “Wells Fargo’s actions are understandable, given the significance of the numbers and its need to fully understand them.  Our $4 million line was high relative to our historical needs as we have not used more than $1 million for our operating requirements.  We currently have zero drawn against the line, so the bank’s actions are not expected to impact our operations.”

Mr. Murphy concluded, “One final note is that Dick Corrington, our V.P. of Engineering has accelerated his planned retirement to become effective May 29, 2009.  I want to publicly acknowledge and thank Dick for his contribution to Pro-Dex.  Given our current financial circumstances, we will likely leave this position open at the current time.  There is no question that we currently face our share of adversity.  With our revenues being challenged in all product lines, an operational loss this quarter, and some very large balance sheet write-offs, this is clearly a trying time for us.  Attention and intention is being applied to every issue we face.  We are doing everything prudent to save costs and improve our top line.  In the meantime, we have a robust backlog, a shrinking cost structure, and strong cash production.  We will continue to navigate with fiscal conservatism toward our ultimate success.”

Pro-Dex completed the March 31, 2009 quarter with cash and cash equivalents of $504,000 compared to $517,000 as of June 30, 2008.  During the quarter, Pro-Dex paid the remaining $271,000 balance due on the term note relating to the acquisition of its Astromec subsidiary, fully retiring the indebtedness. This note was paid approximately one year ahead of its scheduled due date.  Net debt was reduced to $3.0 million at the end of the quarter, compared to $3.8 million at the end of Q2.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the third fiscal quarter 2009 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com or directly at http://www.videonewswire.com/event.asp?id=59009. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (877) 356-8625 U.S. and (706) 634-9779 International, conference I.D. 99525321. You may identify the call as the Pro-Dex Third Quarter Earnings Call. An online archive of the broadcast will be available within two hours of the completion of the call and will be accessible on the Company's website for 30 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 99525321.

Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, provides a pathway to product solutions rarely envisioned by customers.  A unique blend of creativity and systemic discipline enables us to develop and manufacture innovative designs that powerfully complete a customer’s strategic product offering. Pro-Dex leverages extraordinary human collaboration and superior technical capability to power and control products used in medical, aerospace, military, research and industrial applications requiring high precision in harsh environments.  With expertise in multi-axis motion control, fractional horsepower motors and rotary drive systems, we identify and create unexpected value for our customers.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2009 (unaudited)	June 30,2008 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$504,000	$517,000
Accounts receivable, net of allowance for doubtful accounts of $109,000 at March 31, 2009 and $144,000 at June 30, 2008	2,039,000	2,842,000
Other current receivables	-	205,000
Inventories	3,754,000	5,101,000
Prepaid expenses	159,000	214,000
Prepaid income taxes	735,000	860,000
Deferred income taxes	-	1,176,000
Total current assets	7,191,000	10,915,000
Property, plant, equipment, net	6,114,000	6,470,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	150,000	1,221,000
Other	87,000	68,000
Total other assets	3,234,000	4,286,000
Total assets	$16,539,000	$21,671,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Credit Line	$-	$2,000,000
Accounts payable	1,052,000	1,736,000
Accrued expenses	1,398,000	2,053,000
Income taxes payable	-	114,000
Current Portion Patent deferred payable	45,000	-
Current portion of term note	-	396,000
Current portion of TI loan	400,000	-
Current portion of real estate loan	32,000	30,000
Total current liabilities	2,927,000	6,329,000
Long-term liabilities:
TI Loan	1,467,000	-
Real estate loan	1,536,000	1,560,000
Patent deferred payable	-	44,000
Deferred income taxes	150,000	290,000
Deferred rent	200,000	150,000
Total long-term liabilities	3,353,000	2,044,000
Total liabilities	6,280,000	8,373,000
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized; 9,709,776 shares issued and outstanding March 31, 2009 9,803,366 shares issued and outstanding June 30, 2008	16,554,000	16,545,000
Accumulated deficit	(6,295,000)	(3,247,000)
Total shareholders’ equity	10,259,000	13,298,000
Total liabilities and shareholders’ equity	$16,539,000	$21,671,000

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended March 31 (unaudited)

	2009	2008

Net sales	$4,608,000	$7,614,000

Cost of sales	3,497,000	5,388,000
Gross profit	1,111,000	2,226,000

Operating expenses:
Selling	315,000	397,000
General and administrative expenses	781,000	892,000
Impairment of intangible asset	997,000	-
Research and development costs	686,000	729,000
Total operating expenses	2,779,000	2,018,000

(Loss) income from operations	(1,668,000)	208,000

Other income (expense):
Other income, net	-	(45,000)
Royalty income	-	5,000
Interest (expense), net	(56,000)	(37,000)
Total	(56,000)	(77,000)

(Loss) income before provision for income taxes	(1,724,000)	131,000

Provision for income taxes	(673,000)	32,000
Allowance for deferred tax asset	1,960,000	-
Total Provision for income taxes	1,287,000	32,000

Net (Loss) income	$(3,011,000)	$99,000

Net (loss) income per share:
Basic	$(0.31)	$0.01
Diluted	$(0.31)	$0.01

Weighted average shares outstanding - basic	9,684,071	9,718,366
Weighted average shares outstanding - diluted	9,684,071	9,935,358

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended March 31 (unaudited)

	2009	2008

Net sales	$15,501,000	$19,728,000

Cost of sales	10,703,000	12,996,000
Gross profit	4,798,000	6,732,000

Operating expenses:
Selling	988,000	1,072,000
General and administrative expenses	2,461,000	2,492,000
Impairment of intangible asset	997,000	-
Research and development costs	2,083,000	1,939,000
Total operating expenses	6,529,000	5,503,000

(Loss) income from operations	(1,731,000)	1,229,000

Other income (expense):
Other income, net	-	3,000
Royalty income	9,000	25,000
Interest (expense), net	(176,000)	(119,000)
Total	(167,000)	(91,000)

Income (loss) before provision for income taxes	(1,898,000)	1,138,000

Provision for income taxes	(811,000)	409,000
Allowance for deferred tax asset	1,960,000	-
Total Provision for income taxes	1,149,000	409,000

Net income (loss)	$(3,047,000)	$729,000

Net Income (loss) per share:
Basic	$(0.31)	$0.08
Diluted	$(0.31)	$0.07

Weighted average shares outstanding - basic	9,722,408	9,718,366
Weighted average shares outstanding - diluted	9,722,408	9,928,128

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended March 31 (unaudited)

	2009	2008
Cash Flows from Operating Activities:
Net (loss) income	$(3,047,000)	$729,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	611,000	364,000
Impairment of intangible asset	997,000	-
Stock based compensation	129,000	157,000
(Recovery) of provision for doubtful accounts	(35,000)	(13,000)
(Decrease) increase in deferred taxes	(923,000)	43,000
Increase in deferred tax allowance	1,960,000	-
Changes in:
Decrease (increase) in accounts receivable	1,043,000	(48,000)
Decrease (increase) in inventories	1,347,000	(91,000)
Decrease (increase) in prepaid expenses	55,000	(247,000)
(Increase) in other assets	(20,000)	(9,000)
(Decrease) increase in accounts payable and accrued expenses	(1,341,000)	1,287,000
(Decrease) increase in income taxes payable	64,000	(44,000)
Net Cash provided by Operating Activities	840,000	2,128,000

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(181,000)	(1,798,000)

Net Cash used in Investing Activities	(181,000)	(1,798,000)

Cash Flows from Financing Activities:
Net (payments) borrowing on line of credit	(2,000,000)	200,000
Principal payments on term note	(396,000)	(187,000)
Net Principal borrowing on TI Loan	1,866,000	-
Principal payments on mortgage	(23,000)	(21,000)
Principal payment on patent deferred payable	-	(196,000)
Stock repurchases	(119,000)	-

Net Cash used by Financing Activities	(672,000)	(204,000)

Net (decrease) increase in Cash and Cash Equivalents	(13,000)	126,000
Cash and Cash Equivalents, beginning of period	517,000	403,000

Cash and Cash Equivalents, end of period	$504,000	$529,000

Supplemental Information
Cash payments for interest	$178,000	$154,000

Cash payments for income taxes	$-	$560,000